EXHIBIT 10.5

         EXECUTIVE SEVERANCE AGREEMENT, dated as of July 23, 1998, by and between Sonat Inc., a Delaware corporation ("Sonat"), and Ronald L. Kuehn, Jr. ("Executive").

         WHEREAS, the Executive Compensation Committee of the Board of Directors of Sonat has recommended, and the Board of Directors has approved, that Sonat enter into severance agreements with key executives who are from time to time designated by the Executive Compensation Committee;

         WHEREAS, should Sonat become subject to any proposed or threatened Change of Control (as hereinafter defined), the Board of Directors believes it imperative that Sonat and the Board of Directors be able to rely upon Executive to continue in Executive's position, and that Sonat be able to receive and rely upon Executive's advice, if requested, as to the best interests of Sonat and its stockholders without concern that Executive might be distracted by the personal uncertainties and risks created by such a proposal or threat;

         WHEREAS, should Sonat receive any such proposals, in addition to Executive's regular duties, Executive may be called upon to assist in the assessment of such proposals, to advise management and the Board of Directors as to whether such proposals would be in the best interests of Sonat and its stockholders, and to take such other actions as the Board of Directors might determine to be appropriate;

         WHEREAS, Executive is a key executive and, pursuant to action taken by the Executive Compensation Committee and the Board of Directors, has previously entered into a severance agreement with Sonat; and

         WHEREAS, the Executive Compensation Committee and the Board of Directors have approved certain revisions to such severance agreement, Executive agrees to such revisions, and Executive and Sonat desire to amend and restate such severance agreement in order to consolidate the terms thereof into a single document;

         NOW, THEREFORE, Sonat and Executive agree as follows:

         1. Services During Certain Events. In the event a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change of Control, Executive agrees not to voluntarily leave the employ of Sonat or its subsidiaries, and to render the services contemplated in the recitals to this Agreement, until the third person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.

         2.  Termination  Following  Change of  Control.  Except as  provided in
Section 4 hereof, Sonat will provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof in the event that Executive's employment is terminated:

                  (a) at any time within three years following a Change of Control by Sonat or its subsidiaries for reasons other than for "cause" (as such term is defined in Section 4 hereof) or other than as a consequence of Executive's death, permanent disability or retirement at or after April 30, 2001 ("Normal Retirement Date") as provided under Sonat's Retirement Plan as in effect immediately preceding such date;

                  (b) at any time within three years following a Change of Control by Executive following the occurrence of any of the following events without Executive's written consent:

                           (i) the  assignment  of  Executive  to any  duties or
                  responsibilities that are inconsistent with Executive's position, duties, responsibilities or status immediately preceding such Change of Control, or a change in reporting responsibilities or titles in effect at such time resulting in a reduction of Executive's responsibilities or position;

                           (ii) the reduction of Executive's annual salary (including any deferred portions thereof), annual or long-term cash or stock bonus opportunities, or level of benefits or supplemental compensation; or

                           (iii) the transfer of Executive to a location requiring a change in Executive's residence or a material increase in the amount of travel normally required of Executive in connection with Executive's employment; or

                  (c) by Executive for any reason during the 30-day period immediately following the first anniversary of the date of the Change of Control.

                  For purposes of this Agreement, "Change of Control" shall mean:

                  A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Sonat (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Sonat entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection A, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Sonat, (ii) any acquisition by Sonat, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Sonat or any corporation controlled by Sonat or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection C; or

                  B. Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Sonat's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

                  C. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Sonat (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Sonat or all or substantially all of Sonat's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Sonat or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

         3. Rights and Benefits upon Termination. In the event of the termination of Executive's employment under any of the circumstances set forth in Section 2 hereof ("Termination"), Sonat agrees to provide or cause to be provided to Executive the following rights and benefits:

                  (a) Lump Sum Payment at Termination. Executive shall be entitled to receive within 30 days of Termination a lump-sum payment in cash in the amount of three times Executive's Earnings (as such term is defined in this Section 3(a)); provided, however, that if there are fewer than 36 months remaining from the date of Termination to Executive's Normal Retirement Date, the amount calculated pursuant to this paragraph will be reduced by multiplying such amount by a fraction, the numerator of which is the number of months (including any fraction of a month) so remaining to Executive's Normal Retirement Date and the denominator of which is 36.

                           For purposes of this Agreement, "Earnings" shall mean the sum of (1) Executive's Annual Base Pay (as defined below), (2) Executive's Recent Cash Bonus (as defined below), and (3) Executive's Recent Long-Term Compensation (as defined below).

                           "Annual Base Pay" shall mean the greater of (1) the annualized amount of Executive's rate of base pay (as shown in Sonat's payroll records) immediately before the Change of Control, and (2) the annualized amount of Executive's rate of base pay (as shown in Sonat's payroll records) immediately before the date of Termination.

                           "Recent   Cash  Bonus"  shall  mean  the  product  of
         Executive's Annual Base Pay multiplied by the greater of:

                                            (1)  the  quotient   determined   by
                                    dividing (a) the sum of the amounts  payable
                                    to Executive upon the occurrence of a Change
                                    of  Control   pursuant  to  Section  2.6  of
                                    Sonat's  Performance Award Plan, Section 2.6
                                    of Sonat's Cash Bonus Plan,  and Section 2.6
                                    of Sonat's  Performance Award and Cash Bonus
                                    Plan (regardless of whether such amounts are
                                    paid in a lump sum or in  installments),  by
                                    (b) the  annualized  amount  of  Executive's
                                    rate  of  base  pay  (as  shown  in  Sonat's
                                    payroll  records)   immediately  before  the
                                    Change of Control; and

                                            (2) the highest quotient determined,
                                    for the calendar year in which the Change of Control occurs and for each of the two preceding calendar years, by dividing (a) the sum of the bonuses paid to Executive under the Performance Award Plan, the Cash Bonus Plan, and the Performance Award and Cash Bonus Plan during the first calendar quarter of such calendar year (including for this purpose any amount receipt of which was deferred by the Executive

                                                     Compensation      Committee
                                    pursuant to the terms of such  Plans,  or by
                                    Executive  pursuant  to the terms of Sonat's
                                    Deferred  Compensation  Plan),  by  (b)  the
                                    annualized  amount  of  Executive's  rate of
                                    base  pay  (as  shown  in  Sonat's   payroll
                                    records)  at  the  time  of  such   payment.
                                    Notwithstanding  the  foregoing,  if at  the
                                    time of the  Change of  Control  the  amount
                                    paid to Executive  under clause (1) above is
                                    with   respect   to  a   bonus   opportunity
                                    established for the preceding  calendar year
                                    (or  a  portion   thereof),   the  quotients
                                    calculated pursuant to this clause (2) shall be determined for each of the three calendar years before the calendar year in which the Change of Control occurs.

                  "Recent Long-Term Compensation" shall mean the product of Executive's Annual Base Pay multiplied by the average of the quotients determined, for each of the three calendar years before the date of the Change of Control, by dividing (a) the Grant Value (as defined below) for the regular annual grant of stock options and/or restricted stock made under Sonat's Executive Award Plan during the fourth calendar quarter of such calendar year by
(b) the annualized amount of Executive's rate of base pay (as shown in Sonat's payroll records) on the date of such grant. Grant Value shall mean, with respect to any such annual grant during any fourth calendar quarter, the sum of (1) the product of the number of stock options granted to Executive multiplied by the value of each such stock option at the date of grant (as determined or approved by the Executive Compensation Committee at the date of grant), plus (2) the product of the number of shares of restricted stock granted to Executive multiplied by the value of a share of restricted stock at the date of grant (as determined or approved by the Executive Compensation Committee at the date of grant). Notwithstanding the foregoing, if the Change of Control occurs in the fourth calendar quarter of a calendar year and after the regular annual grant of stock options and/or restricted stock for such year, the quotients calculated as described above shall be determined for such calendar year and for the two preceding calendar years. If the quotient determined for any calendar year is zero, such quotient shall be disregarded (and no additional quotients shall be calculated in substitution therefor).

                  (b) Retirement Benefits. If at the date of Termination, Executive is not otherwise entitled to receive an early retirement benefit under the terms of a qualified defined benefit retirement plan of Sonat or its subsidiaries, Sonat shall pay in cash to Executive, in the form of a cash lump sum (a "Severance Retirement Benefit"), an amount equal to the Actuarial Equivalent (as defined below) of the excess, if any, of (1) the monthly benefit calculated under the early retirement provisions of the Retirement Plan (as in effect immediately prior to the Change of Control), using the early retirement reduction factors applicable as of the later of age 55 or Executive's actual age at the date of Termination, and (2) the monthly benefit payable to Executive under the Retirement Plan (as in effect on the date of Executive's Termination), assuming the following for purposes of clauses (1) and (2): (A) the benefit is payable in the form of a single life annuity as of the later of the date Executive attains age 55 and the date of Termination; (B) the benefit is calculated based on Executive's actual service and actual earnings history at the date of Termination; (C) Executive is fully vested in the benefit; and (D) the benefit is calculated under the assumption that Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"), are nonexistent and the provisions of the Retirement Plan incorporating such Code Sections are inoperative. The determination of Executive's Severance Retirement Benefit shall not include the value of any benefits under the "cash balance" portion of the Retirement Plan. The Severance Retirement Benefit shall be paid as soon as practicable (and within 30 days) after the date of Termination, and shall not be affected by the settlement option or date of commencement of any benefits actually payable under the Retirement Plan or Sonat's Supplemental Benefit Plan.

                  (c) Survivors' Benefits. If Executive is entitled to receive a Severance Retirement Benefit under Section 3(b) and on the date of Termination Executive either (1) has an Eligible Spouse (as such term is defined in the Retirement Plan as in effect immediately prior to the Change of Control, and determined as if Executive had died on the date of Termination), or (2) does not have an Eligible Spouse (as defined above) but does have one or more Eligible Children (as such term is defined in the Retirement Plan as in effect immediately prior to the Change of Control, and determined as if Executive had died on the date of Termination), Sonat shall pay to Executive, in the form of a cash lump sum (the "Severance Survivors' Benefit"), an amount equal to the Actuarial Equivalent of the monthly survivors' benefit payable to such Eligible Spouse or Eligible Children (as the case may be) under the Retirement Plan (as in effect immediately prior to the Change of Control) with respect to Executive if Executive's retirement benefit were calculated under the early retirement provisions of such plan, using the early retirement benefit reduction factors applicable as of the later of age 55 or Executive's actual age at the date of Termination, and assuming (A) the retirement benefit is payable as of the later of the date Executive attains age 55 and the date of
         Termination; (B) the retirement benefit is calculated based on Executive's actual service and actual earnings history at the date of Termination; (C) Executive is fully vested in the retirement benefit; and (D) the retirement benefit and survivors' benefit are calculated under the assumption that Code Sections 401(a)(17) and 415 are nonexistent and Section 7.10 and the provisions of the Retirement Plan incorporating the limitations contained in such Code Sections are inoperative. The determination of Executive's Severance Survivors' Benefit shall not include the value of any benefits under the "cash balance" portion of the Retirement Plan.

         The Severance Survivors' Benefit shall be paid as soon as practicable (and within 30 days) after the date of Termination and shall not be affected by any settlement option or date of commencement of any benefits actually payable under the Retirement Plan or the Supplemental Benefit Plan.

                  (d) Insurance and Other Special Benefits. To the extent Executive is eligible thereunder, Executive shall continue to be covered by the life and dependent life insurance, medical and dental insurance, and accident and disability insurance plans of Sonat and its subsidiaries or any successor plan or program in effect at Termination for employees in the same class or category as Executive, subject to the terms of such plans and to Executive's making any required contributions thereto. In the event Executive is ineligible to continue to be so covered under the terms of any such benefit plan or program, or in the event Executive is eligible but the benefits applicable to Executive are not substantially equivalent to the benefits applicable to Executive immediately prior to Termination, then, for a period of 36 months following Termination (or until Executive's Normal Retirement Date, whichever is sooner), Sonat shall provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the benefits applicable to Executive substantially equivalent to those in effect before Termination, through other sources; provided, however, that if during such period Executive should enter into the employ of another company or firm which provides substantially similar benefit coverage, Executive's participation in the comparable benefit provided by Sonat either directly or through such other sources shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of Executive's coverage under any plan or program of Sonat or any of its subsidiaries or any successor plan or program thereto to which Executive is entitled under the terms of such plan or program, whether at the end of the aforementioned 36-month period or at any other time. Executive shall be entitled to continuation ("COBRA") coverage under Code Section 4980B upon the termination of the coverage provided under this Section 3(d) to the same extent as if such coverage had not been provided. Upon the occurrence of both (1) the termination of the medical coverage (including any COBRA coverage elected by Executive) provided under this
         Section 3(d), and (2) Executive's attainment of age 55, Executive shall be eligible for such retiree medical coverage as may be available generally to early or normal retirees of Sonat, or to former employees in the same class or category as Executive, subject to the terms of such coverage and to Executive's making any required contributions thereto.

                  (e) Relocation Assistance. Should Executive move his or her residence in order to pursue other business opportunities within three years of the date of Termination (or until Executive's Normal Retirement Date, whichever is sooner), Sonat shall reimburse Executive for any expenses incurred in that relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer; provided, however, that Executive shall be entitled to such reimbursement with respect to only one such relocation, it being agreed that in the event of more than one such relocation, Executive shall be entitled to specify the relocation for which reimbursement hereunder is to be made. Benefits under this provision will include the assistance, at no cost to Executive, in selling Executive's home and other assistance which was customarily provided to executives transferred within Sonat or between Sonat and its subsidiaries prior to the Change of Control.

                  (f) Other Benefit Plans. The specific arrangements referred to in this Section 3 are not intended to exclude Executive's participation in other benefit plans in which Executive currently participates or which are available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.

                  (g) Duty to Mitigate. Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.

                  (h) Payment Obligations Absolute. Sonat's obligation to pay or cause to be paid to Executive the benefits and to make the arrangements provided in this Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right, which Sonat may have against Executive or anyone else. All amounts payable by or on behalf of Sonat hereunder shall be paid without notice or demand. Each and every payment made hereunder by or on behalf of Sonat shall be final and Sonat and its subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of such payment from Executive or from whomever shall be entitled thereto.

                  (i) Actuarial Equivalent.  "Actuarial Equivalent" shall mean a benefit actuarially equal in value to the value of a given benefit in a given form or schedule, based upon (1) the 1983 Group Annuity Mortality Table (or, if different, the mortality table or tables used to calculate Actuarial Equivalents under the Retirement Plan as of the date on which an Actuarial Equivalent is being determined under this Agreement) and (2) an interest rate equal to the yield on new 7-12 year AA-rated general obligation tax-exempt bonds as determined by Merrill Lynch & Co. (or its affiliates) and published in The Wall Street Journal (or other financial publication) on the business day immediately preceding the date of Executive's Termination (or, if such yield is not so determined and published on such business day, on the most immediately preceding day on which such yield was so determined and published); provided, however, that if such yield has not been so determined and published within 90 days prior to the date of Executive's Termination, the interest rate shall be the yield on substantially similar securities on the business day preceding the date of Executive's Termination as determined by AmSouth Bank N.A. upon the request of either Sonat or Executive.

                  The Severance Survivors' Benefit shall be valued as a reversionary annuity commencing upon the death of Executive. For purposes of calculating the Severance Survivors' Benefit, (1) it shall be assumed that Executive, Executive's Eligible Spouse, and Executive's Eligible Children do not die before the later of the date Executive attains age 55 and the date of Executive's Termination, and (2) if Executive has Eligible Children (but not an Eligible Spouse), it shall be assumed that each Eligible Child remains an Eligible Child until the date such Eligible Child attains age 25 and that such Eligible Child does not die before such date.

         4. Conditions to the Obligations of Sonat. Sonat shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof if either of the following events shall occur:

                  (a) Termination for Cause. Sonat or its subsidiaries shall terminate Executive's employment for "cause". For purposes of this Agreement, termination of employment for "cause" shall mean termination solely for dishonesty, conviction of a felony, or willful unauthorized disclosure of confidential information of Sonat.

                  (b) Resignation as Director. Executive shall not, promptly after Termination and upon receiving a written request to do so, resign as a director and/or officer of each subsidiary and affiliate of Sonat of which Executive is then serving as a director and/or officer.

         5.       Confidentiality; Non-Solicitation; Cooperation.

         (a) Confidentiality. Executive agrees that at all times following Termination, Executive will not, without the prior written consent of Sonat, disclose to any person, firm or corporation any confidential information of Sonat or its subsidiaries which is now known to Executive or which hereafter may become known to Executive as a result of Executive's employment or association with Sonat and which could be helpful to a competitor, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

         (b) Non-Solicitation. Executive agrees that for a period of three years following the date of Termination (or until Executive's Normal Retirement Date, whichever is sooner) Executive will not induce, either directly or indirectly, any employee of senior to manager level of Sonat or any of its subsidiaries to terminate his or her employment.

         (c) Cooperation. Executive agrees that, at all times following Termination, Executive will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning Sonat or any of its subsidiaries (other than any legal proceedings concerning Executive's employment). In connection with such cooperation, Sonat will pay or reimburse Executive for reasonable expenses.

         (d) Remedies for Breach. It is recognized that damages in the event of breach of this Section 5 by Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that Sonat, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and Executive hereby waives any and all defenses Executive may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude Sonat from pursuing any other rights and remedies at law or in equity which Sonat may have.

         6. Certain Additional Payments by Sonat. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Sonat to or for the benefit of Executive, or any benefit, arrangement regarding the exercise or vesting of options, restricted stock, or other securities of Sonat, or other plan, agreement or arrangement regarding a change of control of Sonat (whether determined pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (any such payment, distribution, benefit, arrangement, plan, or agreement being referred to as a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all federal, state, local, employment and payroll taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state, local, employment and payroll taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 6(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both federal, state, local, employment and payroll taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm as may be designated by Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to Sonat and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by Sonat. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Sonat. Any Gross-Up Payment shall be paid by Sonat to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Sonat and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Sonat should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Sonat exhausts its remedies pursuant to Section 6(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Sonat to or for the benefit of Executive.

         (c) Executive shall notify Sonat in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Sonat of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise Sonat of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Sonat (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Sonat notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give Sonat any information reasonably requested by Sonat relating to such claim,

                  (ii) take such action in connection with contesting such claim as Sonat shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Sonat,

                  (iii) cooperate with Sonat in good faith in order effectively to contest such claim, and

                  (iv) permit Sonat to participate in any proceedings relating to such claim;

provided, however, that Sonat shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state, local, employment and payroll tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), Sonat shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Sonat shall determine; provided, however, that if Sonat directs Executive to pay such claim and sue for a refund, Sonat shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless on an after-tax basis, from any Excise Tax or federal, state, local, employment or payroll tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Sonat's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of an amount advanced by Sonat pursuant to Section 6(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Sonat's complying with the requirements of Section 6(c)) promptly pay to Sonat the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Sonat pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Sonat does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         7. Term of Agreement. This Agreement shall terminate on July 31, 1999; provided, however, that this Agreement shall automatically renew for successive one-year terms unless the Board of Directors notifies Executive in writing at least 30 days prior to a July 31 expiration date that it does not desire to renew the Agreement for an additional term. This Agreement shall also terminate if and when the Executive Compensation Committee determines that Executive is no longer a key executive for purposes of being a party to an executive severance agreement with Sonat and so notifies Executive in writing. The preceding provisions of this Section 7 to the contrary notwithstanding, this Agreement shall not terminate (i) within three years after a Change of Control or (ii) during any period of time when Sonat has reason to believe that any third person has begun a tender or exchange offer, circulated a proxy to stockholders, or taken other steps or formulated plans to effect a Change of Control, such period of time to end when, in the opinion of the Executive Compensation Committee, the third person has abandoned or terminated his efforts or plans to effect a Change of Control.

         8. Expenses. Sonat shall pay or reimburse Executive for all costs and expenses, including, without limitation, court costs and attorneys' fees, incurred by Executive as a result of any claim, action or proceeding (including, without limitation, a claim, action or proceeding by Executive against Sonat) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof. Sonat shall pay or reimburse such costs and expenses promptly (and within 30 days) after Executive has submitted supporting documentation.

         9.       Miscellaneous.

         (a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

         (b) Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of Sonat and its subsidiaries. This Agreement is not, and nothing herein shall be deemed to create, a commitment of continued employment of Executive by Sonat or any of its subsidiaries.

         (c) Amendment. This Agreement may not be amended, modified or cancelled except by written agreement of the parties.

         (d) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

                  Executive may at any time or from time to time waive any or all of the rights and benefits provided for herein which have not been received by Executive at the time of such waiver. In addition, prior to the last day of the calendar year in which Executive's Termination occurs, Executive may waive any or all rights and benefits provided for herein which have been received by Executive; provided that prior to the end of such year Executive repays to Sonat (or, if the benefit was received from an employee benefit plan trust, to such trust) the amount of the benefit received together with interest thereon at the minimum rate required to avoid imputed income. Any waiver of benefits pursuant to this paragraph shall be irrevocable. If Executive waives a right or benefit provided for herein and such waiver is determined by the Internal Revenue Service not to be effective, Sonat shall indemnify Executive for any federal income and excise taxes Executive incurs as a result of that determination, so as to put Executive in the position Executive would have been in had the waiver been given effect.

         (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

         (f) Successors. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's personal representative and heirs, and Sonat and any successor organization or organizations which shall succeed to substantially all of the business and property of Sonat, whether by means of merger, consolidation, acquisition of substantially all of the assets of Sonat or otherwise, including by operation of law.

         (g) Taxes. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and Sonat shall use its best efforts to satisfy promptly all such requirements.

         (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

         (i) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby, and incorporates into one document any previous severance agreement executed by the parties and all amendments thereto as of the date hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as July 23, 1998.


                                       SONAT INC.



                              By:
                                       Vice President - Human Resources and
                                       Secretary




                                       Ronald L. Kuehn, Jr.